                                                                    EXHIBIT 4.01



                               ORACLE CORPORATION
                        1993 DEFERRED COMPENSATION PLAN

                  (Amended and Restated as of January 1, 1998)




                              Page 11 of 27 Pages
                           Exhibit Index at Page 10

                                TABLE OF CONTENTS



Plan Provisions                                                 Page
---------------                                                 ----

Section 1 -    Definitions                                         1

Section 2 -    Eligibility                                         3

Section 3 -    Deferred Compensation                               3

Section 4 -    Designation of Beneficiary                          6

Section 5 -    Change in Control                                   7

Section 6 -    Trust Provisions                                    7

Section 7 -    Amendment and Termination                           7

Section 8 -    Administration                                      8

Section 9 -    General and Miscellaneous                           8

Appendices
-------------

Appendix 1 -  Acknowledgment                                      11

Appendix 2 -  Distribution Election                               12

Appendix 3 -  Election of Deferral                                13

Appendix 4 -  Beneficiary Designation                             14

                              Page 12 of 27 Pages
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

                              ORACLE CORPORATION
                        1993 DEFERRED COMPENSATION PLAN

                  (Amended and Restated as of January 1, 1998)

Oracle Corporation, a Delaware Corporation (referred to hereafter as "Employer") hereby establishes an unfunded plan for the purpose of providing deferred compensation for a select group of management and highly compensated employees.

                                RECITALS

WHEREAS, those employees identified by the Compensation Committee of the Board of Directors of Employer or any other committee designated by the Board of Directors of Employer to administer this Plan in accordance with Section 8 hereof (hereinafter referred to as the "Committee") as eligible to participate in this Plan (each of whom are referred to hereafter as the "Employee" or collectively as the "Employees") are employed by Employer;

WHEREAS, Employer desires to adopt an unfunded deferred compensation plan and the Employees desire Employer to pay certain deferred compensation and/or related benefits to or for the benefit of Employees, or a designated Beneficiary, or both; and

NOW THEREFORE, Employer hereby establishes this deferred compensation plan.

                                   SECTION 1
                                  DEFINITIONS

    1.1 "Account" shall mean the separate account(s) established under this Plan and the Trust for each participating Employee. Employer shall furnish each participant with an annual statement of his or her account balance.

    1.2 "Beneficiary" shall mean the Beneficiary designated by the Employee to receive Employee's deferred compensation benefits in the event of his or her death.

    1.3 "Change in Control" shall have the meaning set forth in Section 5.1 hereof.

                              Page 13 of 27 Pages
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

    1.4 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

    1.5 "Committee" shall mean the Compensation Committee of the Board of Directors of Employer or any other committee designated by the Board of Directors of Employer to administer this Plan in accordance with Section 8 hereof.

    1.6 "Employee" shall mean each Employee of Employer designated by Employer to be entitled to deferred compensation pursuant to this Plan; references to Employee herein shall include references to an Employee's Beneficiary where the context so requires.

    1.7 "Employer" shall mean Oracle Corporation, a Delaware Corporation, and any successor organization thereto.

    1.8   "Hardship" shall have the meaning set forth in Section 3.5 hereof.

    1.9 "Plan" shall mean the Oracle Corporation 1993 Deferred Compensation Plan, as amended.

    1.10 "Permanent Disability" shall mean that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or otherwise meets the definition of "Permanent Disability" as set forth in Employer's Long Term Disability Plan. An Employee will not be considered to have a Permanent Disability unless he or she furnishes proof of such condition sufficient to satisfy Employer, in its sole discretion.

    1.11 "Trust" or "Trust Agreement" shall mean the Oracle Corporation 1993 Deferred Compensation Plan Trust Agreement, including any amendments thereto, entered into between Employer and the Trustee to carry out the provisions of the Plan.

    1.12 "Trust Fund" shall mean the cash and other properties held and administered by Trustee pursuant to the Trust to carry out the provisions of the Plan.

    1.13 "Trustee" shall mean the designated Trustee acting at any time under the Trust.

                              Page 14 of 27 Pages
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

                                   SECTION 2
                                  ELIGIBILITY

    2.1   Eligibility.  Excepting the first year of the Plan, eligibility to
          -----------
participate in the Plan in a calendar year shall be limited to Employees of Employer who are selected by the Committee (or its designee), in its sole discretion, which Employees generally shall either be Employees (i) whose annualized base salary in United States Dollars determined as of September 30 of the prior calendar year equals or exceeds $150,000, or (ii) who participated in the Plan in the prior calendar year. For purposes of this Section 2.1 and Appendix 3 hereto, "base salary" means an Employee's regular compensation without reduction for compensation deferred pursuant to all qualified and non-qualified plans of Employer, but excluding all of the following: bonuses, commissions, overtime, incentive payments, non-monetary awards, and other special compensation.

                                   SECTION 3
                             DEFERRED COMPENSATION

    3.1  Deferred Compensation.  Participation in the Plan shall commence as of
         ---------------------
the date an Acknowledgment (in the form attached hereto as Appendix 1) is signed by the Employee and delivered to Employer, provided that deferral of compensation under the Plan shall not commence until the Employee has complied with the election procedures set forth in Section 3.3. Each participating Employee may elect, in accordance with Section 3.3 of this Plan, to defer annually the receipt of a portion of the compensation otherwise payable to him or her by Employer during each calendar year or portion of a calendar year that the Employee shall be employed by Employer. Any compensation deferred pursuant to this Section shall be recorded by Employer in an Account, maintained in the name of the Employee, which Account shall be credited with a dollar amount equal to the total amount of compensation deferred during each calendar year under the Plan together with earnings thereon credited in accordance with Section 3.7.
The amount or percentage of compensation that Employee elects to defer under this Section 3.1 will remain constant until suspended or modified by the filing of another election with Employer by the Employee in accordance with Section 3.3 of the Plan. All deferrals pursuant to this Section 3.1 shall be fully vested at all times. No election will be permitted that provides for

                              Page 15 of 27 Pages
                           Exhibit Index at Page 10
deferral of an amount (or a percentage which the Committee determines will result in deferral of an amount) less than $5,000 during any calendar year.

    3.2  Payment Of Account Balances.  (a)  The Employee shall elect whether he
         ---------------------------
or she will receive distribution(s) from his or her Account (i) upon reaching age 59 1/2, or (ii) upon termination of employment of Employee with Employer. The Employee also shall elect whether distribution(s) of the amounts credited to Employee's Account, including earnings (if any) credited thereto pursuant to
Section 3.7, will be in a lump sum, or in installments over a period of five (5) years or ten (10) years. Such elections shall be made at the time that the Employee elects to participate in the Plan and no modifications to such elections shall be permitted thereafter, except that an Employee may make a one-time change in calendar year 1996 to change the Employee's distribution election from (a) a lump sum distribution or (b) installments paid over five (5) years to installments paid over ten (10) years solely with respect to compensation earned by such Employee for the calendar year commencing January 1, 1997 and subsequent calendar years in which Employee participates in the Plan. The Employee's payment and distribution elections shall be in the form attached hereto as Appendix 2.

    (b) Upon the death of Employee after the date of termination of employment with Employer but before complete distribution to him or her of the entire balance of his or her Account, Employer may, in the sole discretion of the Committee, pay the balance of his or her Account(s) to Employee's designated Beneficiary in the form of one lump sum payment (notwithstanding any election to receive distributions under clause (i) of Section 3.2(a) or in installments).

    (c) Notwithstanding any other provision of this Plan, upon termination of Employee's employment with Employer whether by reason of death or Permanent Disability or otherwise, Employer may, in the sole discretion of the Committee, distribute to Employee or Employee's designated Beneficiary all amounts credited to the Employee's Account as of the date of such termination.

    (d) A distribution shall be made or commence on the seventeenth (17th) day of the month (or the first business day after the seventeenth) following the calendar quarter in which the event triggering a distribution under any of the foregoing subsections of this Section 3.2 occurs. Subsequent distributions, if any, shall be made on each quarter-annual anniversary date of the date of the first distribution. Each such distribution, if any, shall

                              Page 16 of 27 Pages
                           Exhibit Index at Page 10
include interest or other earnings credited to the balance of an Employee's Account remaining unpaid.

    3.3    Election To Defer Compensation.  The Employee's election to defer
           ------------------------------
compensation as provided in Section 3.1 of this Plan shall be in writing, signed by the Employee, and delivered to Employer, together with all other documents required under the preceding provisions of this Plan to be submitted herewith, at least twenty (20) days prior to January 1 of the calendar year in which the compensation to be deferred is otherwise payable to Employee; provided, however, that the Committee shall have the discretion to designate a different election period in any year so long as such election period expires prior to January 1 of the calendar year in which the compensation to be deferred is otherwise payable to Employee. Such election (and any subsequent election) will continue until suspended or modified in writing delivered by Employee to Employer, which new election shall only apply to compensation otherwise payable to Employee after the end of the calendar year in which such election is delivered to Employer. Any deferral election made by Employee shall be irrevocable with respect to any compensation covered by such election, including the compensation payable in the calendar year in which the election suspending or modifying the prior deferral election is delivered to Employer. Absent a suspension or modification election, such original election shall remain in effect from year to year until the date for distribution of the Employee's Account elected under Section 3.1. Employer shall withhold the amount or percentage of base salary specified to be deferred in equal amounts for each payroll period and shall withhold the amount or percentage of cash bonus specified to be deferred at the time or times such bonus is or otherwise would be paid to the Employee. The election to defer compensation shall be in the form attached as Appendix 3.

    3.4  Payment Upon Change in Control.  Notwithstanding any other provisions
         ------------------------------
of this Plan, the aggregate balance credited to and held in the Employee's Account shall be distributed to the Employee in a lump sum within thirty (30) days of a Change in Control, as defined in Section 5.1.

    3.5  Hardship.  An Employee shall be entitled to distributions from his or
         --------
her Account to the extent that the Employee demonstrates to the reasonable satisfaction of the Committee that he or she needs the funds due to Hardship. For purposes of this Section 3.5, a distribution is made on account of Hardship only if the distribution is made on account of an immediate and heavy financial need of the Employee, is necessary to satisfy

                              Page 17 of 27 Pages
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

the financial need, and if the financial need was not reasonably foreseeable by the Employee. Whether an Employee has an immediate and heavy financial need shall be determined by the Committee based on all relevant facts and circumstances, and shall include, but not be limited to: the need to pay funeral expenses of a family member; the need to pay expenses for medical care for Employee, the Employee's spouse or any dependent of Employee; or payments necessary to prevent the eviction of Employee from Employee's principal residence or foreclosure on the mortgage on that residence.

    3.6  Employee's Rights Unsecured.  The right of the Employee or his or her
         ---------------------------
designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of Employer, and neither the Employee nor his or her designated Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of Employer, except as otherwise provided in the Trust.

    3.7  Investment of Contribution.  (a)  All amounts credited to an Account
         --------------------------
shall be credited with the actual earnings, which may be positive or negative (hereinafter and previously sometimes referred to as "interest or other earnings") generated by such amounts, from investments made by the Trustee, until the Account has been fully distributed to the Employee or to the Beneficiary designated by the Employee in a writing delivered to Employer.

    (b) Employer shall credit interest or other earnings on investment of amounts in any and all Accounts to the respective Account on the date received until final distribution of the Account.

                                   SECTION 4
                          DESIGNATION OF BENEFICIARY

    4.1  Designation of Beneficiary.  Employee may designate a Beneficiary to
         --------------------------
receive any amount due hereunder by Employee via written notice thereof to Employer at any time prior to his or her death and may revoke or change the Beneficiary designated therein without the Beneficiary's consent by written notice delivered to Employer at any time and from time to time prior to Employee's death, provided that any such designation or change of designation naming a Beneficiary other than the Employee's spouse shall be effective in the case of an Employee resident in a community property state only if spousal consent is provided. If Employee shall have failed to designate a Beneficiary, or if no such

                              Page 18 of 27 Pages
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

Beneficiary shall survive him or her, then such amount shall be paid to the Employee's estate. Designation of a Beneficiary shall be in the form attached hereto as Appendix 4.



                                   SECTION 5
                               CHANGE IN CONTROL

    5.1  Change in Control.  For purposes of this Plan, a Change in Control
         -----------------
shall mean (a) the purchase or other acquisition by any person, entity, or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifty percent (50%) or more of either the outstanding shares of common stock or the combined voting power of Employer's then outstanding voting securities entitled to vote generally, or (b) the approval by the stockholders of Employer of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Employer's then outstanding securities, or a liquidation or dissolution of Employer or of the sale of all or substantially all of Employer's assets.

                                   SECTION 6
                               TRUST PROVISIONS

    6.1  Trust Agreement.  Employer may establish the Trust for the purpose of
         ---------------
retaining assets set aside by Employer pursuant to the Trust Agreement for payment of all or a portion of the amounts payable pursuant to the Plan. Any benefits not paid from the Trust shall be paid from Employer's general funds, and any benefits paid from the Trust shall be credited against and reduce by a corresponding amount Employer's liability to Employees under the Plan. All Trust Funds shall be subject to the claims of general creditors of Employer in the event Employer is Insolvent as defined in Section 3 of the Trust Agreement. The obligations of Employer to pay benefits under the Plan constitute an unfunded, unsecured promise to pay and Employees shall have no greater rights than general creditors of Employer.

                              Page 19 of 27 Pages
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

                                   SECTION 7
                           AMENDMENT AND TERMINATION

    7.1  Amendment.  The Committee shall have the right to amend this Plan at
         ---------
any time and from time to time, including a retroactive amendment. Any such amendment shall become effective upon the date stated therein, and shall be binding on all Employees, except as otherwise provided in such amendment; provided, however, that said amendment shall not affect benefits adversely to the affected Employee without the Employee's written approval. Benefits accruing to an Employee pursuant to any employment agreement in effect between Employer and Employee which entitles the Employee to participate in and to certain rights under this Plan shall not be affected by an amendment of this Plan.

                                   SECTION 8
                                ADMINISTRATION

    8.1  Administration.  The Committee shall have complete authority to
         --------------
administer the Plan, interpret the terms of the Plan, determine eligibility of Employees to participate in the Plan, reduce the amount to be deferred under the Plan as to any Employee, and make all other determinations and take all other actions in accordance with the terms of the Plan and the Trust Agreement. Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under this Plan.

    8.2  Liability of Committee, Indemnification.  To the extent permitted by
         ---------------------------------------
law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own bad faith or willful misconduct.

    8.3  Expenses.  The costs of the establishment of the Plan and the adoption
         --------
of the Plan by Employer, including but not limited to legal and accounting fees, shall be borne by Employer. The expenses of administering the Plan shall be borne by the Trust; provided, however, that Employer shall bear, and shall not be reimbursed by, the Trust for any tax liability of Employer associated with the investment of assets by the Trust.

                              Page 20 of 27 Pages
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

                                   SECTION 9
                           GENERAL AND MISCELLANEOUS

    9.1   Rights Against Employer.  Except as expressly provided by the Plan,
          -----------------------
the establishment of this Plan shall not be construed as giving to any Employee or to any person whomsoever, any legal, equitable or other rights against Employer, or against its officers, directors, agents or shareholders, or as giving to any Employee or Beneficiary any equity or other interest in the assets, business or shares of Employer stock or giving any Employee the right to be retained in the employment of Employer. All Employees shall be subject to discharge (with or without cause) to the same extent they would have been if this Plan had never been adopted. The rights of an Employee hereunder shall be solely those of an unsecured general creditor of Employer. Nothing in the Plan should be construed to require any contributions to the Plan on behalf of an Employee by Employer.

    9.2  Assignment or Transfer.  No right, title or interest of any kind in the
         ----------------------
Plan shall be transferable or assignable by any Employee or Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Employee or Beneficiary. Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

    9.3  Severability.  If any provision of this Plan shall be declared illegal
         ------------
or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

    9.4  Construction.  The article and section headings and numbers are
         ------------
included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.

    9.5  Governing Law.  The validity and effect of this Plan and the rights and
         -------------
obligations of all persons affected hereby shall be construed and determined in accordance

                              Page 21 of 27 Pages
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

with the laws of the State of California unless superseded by federal law, which shall govern correspondingly.

    9.6  Payment Due to Incompetence.  If the Committee receives evidence that
         ---------------------------
an Employee or Beneficiary entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment, the Committee may, in its sole and absolute discretion, direct the payment to any other person or Trust which has been legally appointed by the courts.

    9.7  Taxes.  All amounts payable hereunder shall be reduced by any and all
         -----
federal, state, and local taxes imposed upon Employee or his or her Beneficiary which are required to be paid or withheld by Employer. The determination of Employer regarding applicable income and employment tax withholding requirements shall be final and binding on Employee.

    9.8  Insurance.  In the event that any Employee elects, in his or her sole
         ---------
discretion, to independently purchase an insurance policy covering the inability of the Plan or the Trust to make any payments to which Employee is entitled under the Plan or the Trust, Employer shall use its best efforts to facilitate the payment by Employee of any excise taxes which become due as the result of the payment of premiums under such policy. Nothing contained herein shall be construed as an endorsement by Employer of the purchase of such a policy or a recommendation by Employer that the purchase of such a policy is necessary or desirable as the result of Employee's participation in the Plan.

                              Page 22 of 27 Pages
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

                                  APPENDIX 1

                                ACKNOWLEDGMENT

I hereby acknowledge that Employer has selected me as a participant in the Oracle Corporation 1993 Deferred Compensation Plan, subject to all terms and conditions of the Plan, a copy of which has been received, read, and understood by me in conjunction with executing this Acknowledgment. I acknowledge that I have had a satisfactory opportunity to ask questions regarding my participation in the Plan and have received satisfactory answers to any questions asked. I also acknowledge that I have sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of participation in the Plan. I understand that my participation in the Plan shall not begin until this Acknowledgment has been signed by me and returned to Employer.

I UNDERSTAND THAT MY CONTRIBUTIONS TO THE ORACLE CORPORATION 401(K) SAVINGS AND INVESTMENT PLAN WILL BE BASED UPON AMOUNTS REMAINING AFTER DEFERRALS ARE MADE PURSUANT TO MY ELECTION UNDER THE ORACLE CORPORATION 1993 DEFERRED COMPENSATION PLAN. EXAMPLES ILLUSTRATING THE MECHANICS OF THESE CALCULATIONS ARE CONTAINED IN THE PLAN PROSPECTUS THAT ACCOMPANIES THIS ELECTION FORM AND I HAVE HAD THE OPPORTUNITY TO REVIEW SUCH EXAMPLES.

Please check the line below if the following statement is true (qualification to participate in the Plan does not require that you be able to check below):

____ (1) My income exceeded $200,000 (or my joint income with my spouse exceeded $300,000) in each of the calendar years 1995 and 1996, and I reasonably expect that my income for calendar year 1997 will exceed $200,000 (or my joint income with my spouse will exceed $300,000), or (2) my net worth (or my joint net worth with my spouse) exceeds $1,000,000.

Check here ___ if you participated in the Plan in 1997 and do not wish to change any of your deferral elections for 1998 (otherwise, please fill our Appendix 3).

Employee:

Signed: _______________________________ Date:__________________

Name: ________________________________

                              Page 23 of 27 Pages
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

                                   APPENDIX 2

                             DISTRIBUTION ELECTION

I have read the enclosed notice relating to H.R. 394, the State Taxation of Pension Income Act of 1995. Pursuant to Section 3.3 of the Oracle Corporation 1993 Deferred Compensation Plan (the "Plan"), I hereby irrevocably elect to have all amounts credited to my Account, together with any interest or other earnings credited thereon, distributed to me on the terms elected below:

I elect to have any distributions of money covered by this Plan paid to me as follows:

      _____  upon reaching age 59 1/2.

      _____  upon termination of employment.

Once you have elected a distribution option, you may not change it either for the current year or for subsequent years.


I elect to have any distribution of money covered by an election to receive distribution paid to me in:

      _____  a lump sum.

      _____ an annuity of twenty (20) quarter-annual installments determined as of each installment date by dividing the entire amount in my Account (including interest and other earnings) by the number of installments then remaining to be paid.

      _____ an annuity of forty (40) quarter-annual installments determined as of each installment date by dividing the entire amount in my Account (including interest and other earnings) by the number of installments then remaining to be paid.


Signed: _______________________________ Date:_________________

Name: ________________________________

                              Page 24 of 27 Pages
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

                                  APPENDIX 3

                             ELECTION OF DEFERRAL


I elect, pursuant to Section 3.1 of the Oracle Corporation 1993 Deferred Compensation Plan (the "Plan"), to make the following deferral with respect to compensation earned following the date of this election:

$________________  of base salary payable to me by Oracle Corporation
                   (Employer), but in no event less than $5,000

I understand that the above amount will be divided by the number of pay periods in a year and the quotient deducted from each paycheck. The Committee administering the Plan has the discretion to reduce the amounts deferred under the Plan to the extent it deems necessary to avoid a situation in which the aggregate deductions from compensation exceed the gross amount of such paycheck.

_______% of any cash bonus paid to me by Employer


I UNDERSTAND THAT MY CONTRIBUTIONS TO THE ORACLE CORPORATION 401(K) SAVINGS AND INVESTMENT PLAN WILL BE BASED UPON AMOUNTS REMAINING AFTER DEFERRALS ARE MADE PURSUANT TO MY ELECTION UNDER THE ORACLE CORPORATION 1993 DEFERRED COMPENSATION PLAN. EXAMPLES ILLUSTRATING THE MECHANICS OF THESE CALCULATIONS ARE CONTAINED IN THE PLAN PROSPECTUS THAT ACCOMPANIES THIS ELECTION FORM AND I HAVE HAD THE OPPORTUNITY TO REVIEW SUCH EXAMPLES.

This election shall take effect for each calendar year. I may terminate this election for future calendar years only with written notice, and such termination shall take effect for the calendar year following the year in which such termination is submitted. The deferral of compensation hereby elected is subject to all of the terms and conditions of the Plan and of the Oracle Corporation 1993 Deferred Compensation Plan Trust Agreement, copies of which I have been given by Employer, and which I have read and understood.


      Dated:     _________________________________

      Signed:    _________________________________

      Name:      _________________________________

                              Page 25 of 27 Pages
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

                                   APPENDIX 4

                            BENEFICIARY DESIGNATION

In the event I should die prior to the receipt of all money accrued to my credit under this election, I elect to have the balance paid to the following named individual(s) in the following percentage(s):

                                                             (P)rimary or
Percent         Name                            Soc. Sec. #  (S)econdary

_____%          __________________________      __________   _______

_____%          __________________________      __________   _______

_____%          __________________________      __________   _______

_____%          __________________________      __________   _______


Signed: __________________________________ Date:  _____________________

Name: ___________________________________

TO BE COMPLETED ONLY IF I AM MARRIED AND ANY ABOVE NAMED BENEFICIARY IS NOT MY
                                                                        ---
SPOUSE:


I, as the spouse of __________________________, do hereby consent to designation of any beneficiary that might in any way impair my rights under applicable state law, including but not limited to, laws relating to Community Property, Wills, Trusts, and Intestacy.


Signed:  __________________________________ Date:   ___________________

Name:   __________________________________



Notary:  __________________________________ Date:  ____________________

                              Page 26 of 27 Pages
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